PENNZOIL SHAREHOLDERS:

                               UPR GOES ALL CASH
                                FOR ALL SHARES.

                     You Deserve the Opportunity to Choose:

$84 per share
ALL CASH. ALL SHARES. NOW.

         PLUS

    Potential upside value of Pennzoil's
international E&P assets, if Pennzoil negotiates.

         OR

         ???

The hope that . . . someday . . . Pennzoil's still undisclosed strategic plan might deliver more value, despite seven years of poor performance.

                   Send a message to Pennzoil:

                   o Tender your shares to UPR.

                   o Contact Pennzoil Directors now and tell
                     them to begin negotiations with UPR.

                                   [UPR LOGO]

This advertisement is not an offer to puchase shares of Pennzoil, nor is it an offer to sell any securities which may be issued in a merger involving Pennzoil and a subsidiary of UPR. The cash tender offer by a subsidiary of UPR to acquire all of Pennzoil's common shares will be made solely by the Offer to Purchase, the Supplement thereto and the related Letter of Transmittal. Any issuance of securities in any merger involving Pennzoil and a subsidiary of UPR would have to be registered under the Securities Act of 1933, as amended, and such securities would be offered only by means of a prospectus complying with such Act.